Exhibit 4.8

ADIAL PHARMACEUTICALS, L.L.C.

Membership Unit Award (Profits Interest) Agreement

“Recipient”:	___________________
“Date of Award”:	___________________
“Units”:	___________________
“Current Unit Valuation”:	$__________________

This Membership Unit Award Agreement (this “Agreement”) is made as of the Date of Award set forth above, between ADial Pharmaceuticals, L.L.C., a Virginia limited liability company (“Company”), and the Recipient named above, subject to the following terms and conditions:

1.         Award of Membership Units. In exchange for the services and other consideration set forth on Exhibit A attached hereto and incorporated herein (the “Services”), Company hereby awards to Recipient the number of the Company’s Membership Units set forth above (the “Units”), which shall have all voting, profits, losses and other interests afforded Membership Units of Company pursuant to the Operating Agreement of Company, as amended from time to time (the “Operating Agreement”). Such award is contingent upon Recipient’s execution and delivery of the Operating Agreement, which condition may be satisfied by Recipient executing and delivering the Member Signature Page attached hereto as Exhibit B. Nothing in this Agreement shall confer upon Recipient any right to continue providing the Services. The capital account balances for the Units will be held so that profits and losses allocations and/or other adjustments are made to maintain the differential to the capital accounts of membership units existing on the Date of Award based on the Current Unit Valuation set forth above.

2.         Units Subject to Right of Repurchase. The Units awarded hereby are subject to a Right of Repurchase by the Company as set forth and defined in Exhibit. A. In the event of repurchase of some or all of the Units, Recipient shall have no right to the benefit of any capital account associated with the repurchased Units, nor any profit or loss allocation in the year of repurchase; provided, however, nothing shall prohibit Company from allocating profits or losses to such Units prior to the date of repurchase.

3.         Non-Transferability During Restrictive Period. Notwithstanding anything set forth in the Operating Agreement, during the period when any of the Units are subject to forfeiture, Recipient shall not transfer to any person or entity any right, title or interest in or to the Units awarded hereunder, and, in the event such Units are represented by certificates, Company shall hold the certificates representing the Units in escrow until all risks of forfeiture lapse, whereupon, Company will deliver such certificate or certificates to Recipient free and clear of such restrictions unless the Units represented by such certificates have been previously forfeited to Company. When delivered to Recipient such Units and certificates, as applicable, will be validly issued, fully paid, and non-assessable and will be free of any liens of encumbrances other than the applicable transfer restriction set forth in the Operating Agreement.

4.         Investment Representation. Recipient hereby makes the representations warranties, and covenants set forth in the Membership Unit Recipient Investment Letter attached hereto and incorporated herein as Exhibit C.

5.       Binding Effect. Subject to the limitations stated above, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of Recipient and the successors and assigns of Company. Recipient may not assign his or her rights or obligations under this Agreement, and any attempt by Recipient to do so shall be deemed a breach of this Agreement and shall be void and of no effect.

6.       Entire Agreement. This Agreement, along with the Exhibits attached hereto, constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous, written or oral agreements or understandings with respect to the subject matter hereof. This Agreement may only be amended by a writing signed by the party to be charged.

7.       Governing Law. This Agreement shall be interpreted, governed, and enforced in accordance with the laws of Commonwealth of Virginia, notwithstanding its choice of law principles. The invalidity or unenforceability of any portion hereof shall in no way affect the validity or enforceability of any other portion of this Agreement, and any portion held to be invalid or unenforceable shall be deemed modified, restricted, or omitted to the extent necessary to make this Agreement enforceable.

8.       Legal Counsel. Recipient has reviewed the contents of this Agreement and fully understands its terms. Recipient acknowledges that he or she is fully aware of his or her right to the advice of counsel independent from that of Company, that the Company has advised Recipient of such right and disclosed to Recipient the risk in not seeking such independent advice, and that Recipient understands the potentially adverse interest of the parties with respect to this Agreement. Recipient further acknowledges that no representations have been made with respect to the income or state tax or other consequences of this Agreement to Recipient and that Recipient has been advised of the importance of seeking independent advice of counsel with respect to such consequences. RECIPIENT IS URGED TO CONSULT INDEPENDENT TAX ADVISERS WITH RESPECT TO THE FEDERAL AND STATE TAX CONSEQUENCES ARISING FROM THE AWARD AND OWNERSHIP OF UNITS OF COMPANY.

9.       Definitions. All capitalized terms not defined herein shall have the meanings ascribed to such terms in the Operating Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Date of Award.

ADIAL PHARMACEUTICALS, L.L.C.		RECIPIENT:

By:
	William B. Stilley, CEO	[NAME]

Exhibit A

SERVICES AND FORFEITURE PROVISIONS

1.       Services. Recipient shall serve as Vice President, Operations & Finance or such other position(s) as shall be designated by the Chief Executive Officer and shall perform such duties as may be reasonably requested of him or her from time to time by the Chief Executive Officer.

2.       “Right of Repurchase”. The Units shall be subject to a right of repurchase by the Company as set forth below.

(a)	The Right of Repurchase shall lapse according to the following schedule: _____________th of are fully released from the Right of Repurchase immediately and the remainder of the Units shall become fully released from the Right of Repurchase at the rate of 1/30th of such Units per month commencing on the Date of Award, such that all of the Units shall be released from the Right of Repurchase on _____________.
(b)	Notwithstanding the above, the Right of Repurchase shall immediately lapse as to 100% of the Units upon the occurrence of a Material Transaction or upon a liquidation or dissolution of the Company. “Material Transaction” means the occurrence of any of the following: (A) any transaction or series of related transactions by the Company or its equity holders in which a majority of the Company’s voting power is transferred to one or more persons or entities who were not equity holders of the Company prior to such transaction or series of transactions; (B) any merger or consolidation of the Company with or into any other entity, after which the Members of the Company do not hold, either directly or indirectly, a majority of the voting equity of the surviving entity; (C) the sale, conveyance, exclusive license or other disposition of a material portion of the business and/or assets of the Company to a non-affiliated entity (it being agreed, by way of illustration and not limitation, that the sale, conveyance, exclusive license or other disposition of the Company’s drug candidate currently designated as AD/04 to a non-affiliated entity shall constitute a Material Transaction); or (D) any transaction, or series of transactions, the effect of which is substantially the same as the effect of the transactions contemplated under subsections (A), (B), and (C) of this Section 2(b).
(c)	If Recipient’s employment to perform the Services is terminated for any reason prior to the expiration of the Right of Repurchase, the Company shall have the right to repurchase such of the Units as are subject to the Right of Repurchase as of the date of termination for a price of one-thousandth of one dollar ($0.001) per Unit for such Units to be repurchased, which Right of Repurchase shall be automatically exercised by the Company without notice and the repurchase price paid within thirty (30) of written request for payment by Recipient.

Initials _____/______

Exhibit B

ADIAL PHARMACEUTICALS, L.L.C. OPERATING AGREEMENT

MEMBER SIGNATURE PAGE

In consideration for the sale of Membership Units in ADial Pharmaceuticals, L.L.C., a Virginia limited liability company (the “Company”), by the Company to the undersigned, the undersigned hereby approves and consents to, and agrees to be bound by, the terms of that certain Second Amended & Restated Operating Agreement of the Company dated as of February 3, 2014, as amended (the “Operating Agreement”), and concurrently herewith enters into the Operating Agreement with all existing members of the Company by executing and delivering to the Company this Member Signature Page.

Upon the undersigned’s execution and delivery of this Signature Page, the undersigned’s delivery of all monies and other items required by management of the Company, and acceptance of this Member Signature Page by the Company, the undersigned shall become a Member of the Company.

If the undersigned is purchasing Membership Units jointly with another, all such joint owners must execute this Member Signature Page.

Date: _____________

By:
[NAME]

MAILING ADDRESS:

_____________
_____________

Accepted on behalf of ADial Pharmaceuticals, L.L.C.

By:
William B. Stilley
CEO

Exhibit C

Membership Unit Recipient Investment Letter

[DATE]

ADial Pharmaceuticals, L.L.C.

204 E. High St.

Charlottesville, VA 22902

Attention: William Stilley, CEO

Dear _____________:

This letter will confirm my acceptance of Membership Units (“Units”) of, and accordingly, a profits interest in ADial Pharmaceuticals, L.L.C., a Virginia limited liability company (the “Company”), pursuant and subject to the terms and conditions of a certain Membership Unit Award Agreement (the “Award Agreement”), and subject to the Company’s right to repurchase the Units thereunder.

Unless otherwise defined herein, capitalized terms used herein shall have the same meanings ascribed to them in the Company’s Operating Agreement of February 3, 2014 (as hereafter amended from time to time, the “Operating Agreement”), a copy of which I acknowledge receiving.

In connection with my acquisition of Units in the Company, I represent and warrant the following:

(1)       I have sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of this investment and understand and acknowledge that my rights and privileges with respect to the Units, including, without limitation, any rights to transfer the Units, are all subject to the provisions of the Articles of Organization and the Operating Agreement of the Company, as the same may be amended from time to time.

(2)       I understand that this investment involves a high degree of risk because the Company has a limited operating history and that there is no guarantee of profitability or continued operation of the Company.

(3)       I am acquiring the Units pursuant to the terms of a written contract relating to my compensation, and I am able to bear the economic risk of this investment. I acknowledge that I might have to hold the Units for an indefinite period of time, since the Units have not been registered, and I might have to bear a complete economic loss, in the event that the business does not succeed.

(4)       In making my decision to acquire Units of the Company, I have relied upon independent investigations made by me. I have taken the opportunity to examine any and all documents and, to the extent I have deemed necessary, to ask pertinent questions and receive answers, concerning the terms and conditions of my acquisition of such Units or any other matter pertaining to such investment, and to obtain any additional information necessary to verify the accuracy of the information given to me.

(5)       I understand that the Units will not be registered under the Securities Act of 1933, as amended (the “Act”), and that the Units that I acquire cannot be sold to any person except pursuant to the terms of the Operating Agreement.

(6)       I am acquiring the Units for my own investment account and have no intention, agreement or arrangement to redistribute, divide, assign, transfer the Units or to sell it to any other person.

(7)       I have reviewed with my own tax advisors the immediate and prospective federal, state, local and foreign tax consequences of this investment, and I am relying solely on the statements of such advisors and not on the statements or representations of the Company or any of its agents with respect to such tax consequences or any other matter. I have not relied on any advice given by the Company’s legal counsel.

(8)       I have adequate net worth and means of providing for my current and future needs and possible contingencies and have no need for liquidity in this investment. My commitment to investments that are not readily marketable is not disproportionate to my net worth and my investment in the Units covered by this letter and will not cause my overall commitment to become excessive.

(9)       I understand that under Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”), the difference between the price paid for the Units and the fair market value on the date that a risk of forfeiture lapses (as set forth in the Award Agreement) may be reportable as ordinary income at that time. I understand that I may elect to be taxed at the time the Units are acquired hereunder to the extent the fair market of the Units differs from the price paid rather than when and as such Units cease to be subject to risks of forfeiture, by filing an election under Section 83(b) of the Code with the IRS within thirty (30) days after the date of acquisition hereunder. If the fair market value of the Units at the date of purchase equals the price paid (and thus no tax is payable), the election should be made to avoid adverse tax consequences in the future. The form for making this election is attached hereto. I understand that failure to make this filing within the thirty (30) day period may result in the recognition of ordinary income by me as the risks of forfeiture lapse. I ACKNOWLEDGE THAT IT IS MY SOLE RESPONSIBILITY, and not THE Company’s to file a timely election under Section 83(b), even if I request THE Company to make this filing on my behalf. I am relying solely on my advisors with respect to the decision as to whether or not to file an 83(b) election.

(10)      The foregoing representations and warranties shall survive my acquisition of the Units in the Company, and I agree to indemnify and hold harmless the Company and its directors, officers, agents and representatives, for and from any and all losses, liabilities, claims, damages and expenses, including, without limitation, attorney fees and dispute costs, caused by my breach of any agreement, representation or warranty contained herein or as a result of the reliance of the Company or any other indemnities on such agreement, representation or warranty.

Sincerely,

[NAME]

Form 83(b) Election

This statement is being made under Section 83(b) of the Internal Revenue Code, pursuant to Treasury Regulation Section 1.83-2.

(1)       The person who performed the services (“Recipient”) is:

Name:	_____________

Address:	_____________
_____________

Taxpayer Identification No.:	_____________

(2)       The property with respect to which the election is being made is _____________ Class A Membership Units (Profits Interest) in ADial Pharmaceuticals, L.L.C., a Virginia limited liability company (“Issuer”).

(3)       The property was transferred on _____________. The tax year of Recipient for which this election is made is calendar year _____________.

(4)       The property is subject to risks of forfeiture, the last of which expires on _____________.

(5)       The fair market value of the property at the time of transfer (determined without regard to any restriction other than a restriction which by its terms will never lapse) is $0.00 per unit for a total of $0.00.

(6)       The amount paid for such property is $0.00

(7)       A copy of this statement was furnished to Issuer, for whom Recipient will render the service or payment underlying the transfer of property.

(8)       This statement is executed as of _____________.

[NAME]